1-3 Strand London WC2N 5EH www.nationalgrid.com National Grid plc, Registered Office: 1-3 Strand, London WC2N 5EH. Registered in England and Wales No. 4031152 1 11 December 2023 Jacqui Ferguson c/o Grand Buildings 1-3 Strand London, WC2N 5EH United Kingdom Dear Jacqui Appointment as Non-executive Director Further to the approval by the Board of National Grid plc (the “Company”), and subject to agreement of these terms and conditions by you, I am delighted to advise that your appointment as a Non-executive Director of the Company and as a member of the Audit & Risk Committee will be effective 1 January 2024. This letter sets out the terms of your appointment. It is agreed that this is a contract for services and not a contract of employment. Appointment Your appointment, commencing on 1 January 2024, will be subject to your election by shareholders at the Company's Annual General Meeting (“AGM”) in 2024, following which it is expected that you will retire at each AGM and will be eligible for re-election by shareholders, unless your appointment is otherwise terminated earlier in accordance with the Company's Articles of Association as amended from time to time (the “Articles”) or the terms of this letter, or by and at the discretion of either the Board or you upon 1 month’s written notice. In the event that shareholders do not support your appointment or other shareholder action terminates your appointment you will not be entitled to receive damages for breach of contract and will not be entitled to any other compensation (or payment in lieu of notice). Non-executive Directors are typically expected to serve one three-year term, and extended annually thereafter, subject to the terms of this letter; any extension to this is subject to review by the People & Governance Committee (prior to making recommendations to the Board) having regard to the UK Corporate Governance Code. Time Commitment Overall, we anticipate a time commitment of approximately 24-30 days on average per year, including the induction phase and taking into account reading and preparation time for Board and Committee meetings. This will include attendance at Board meetings (estimated 6 scheduled meetings per year) plus Committee meetings, strategy sessions, separate meetings of non-executive directors, where required, led either by the Chair or the Senior Independent Director, ad hoc and emergency meetings, the AGM and any general meetings of the Company. It is intended that certain Board meetings will be held at the Company's operational sites (in the UK and US). The average time commitment stated above will increase should you become a committee member or chair, or if you are given additional responsibilities, such as being appointed the Senior Independent Director. Details of the expected increase in time commitment will be covered in any relevant communication confirming the additional responsibility. DocuSign Envelope ID: C6F89CE1-569A-49F5-9631-5BB7CD9DEE5D08DEB646 154B C30 B842-1CA3 989B342

National Grid plc, Registered Office: 1-3 Strand, London WC2N 5EH. Registered in England and Wales No. 4031152 2 Non-executive Directors are currently expected to undertake at least three site visits in the first 18 months of appointment and thereafter two site visits per year – this may change from time to time. Optional site visits are usually organised around the Board meetings and the Company Secretariat team can help additional ad hoc ones. In addition, you will be expected to devote appropriate preparation time ahead of each meeting and such other time as is reasonably required to discharge your duties as a director (for example if the Company is involved in increased activity because it is involved in a major transaction). If you are unable to attend a meeting, you should notify the Group General Counsel & Company Secretary and prior to the meeting, communicate your opinions and comments on the matters to be considered to the Chair or the relevant Committee Chair so they can be considered at the meeting. Role and duties All directors, both Non-executive and Executive, have the same general legal responsibilities to the Company. The Board as a whole is collectively responsible for debating and approving the strategic direction of the Company and for promoting the success of the Company for the benefit of its members by directing and supervising the Company's affairs. All directors must therefore take decisions objectively in the interests of the Company, in compliance with their statutory and fiduciary duties, and not do anything which is harmful to the Company or its business. All directors are expected to comply with the Company’s policies, procedures, rules and regulations from time to time in force, including in particular, the Company’s Code of Ethics and its Share Dealing Policy, available to view in the Director Resource Centre on BoardVantage. You should also have regard to, and your appointment is subject to, your duties as a director in light of the Articles, applicable general law, the Companies Act 2006, the Listing, Prospectus, Disclosure Guidance and Transparency Rules of the Financial Conduct Authority (including the UK Corporate Governance Code), as amended from time to time, and obligations arising as a result of the Company’s American Depositary Shares being listed on the New York Stock Exchange. The Company currently has no share ownership requirements for its Non-executive Directors, however the purchasing of shares in encouraged. Fees and expenses This letter sets out the only payments you will receive for performing your duties in accordance with this letter. Accordingly, no other remuneration or benefits will be provided and, in particular, you will not participate in any of the Company’s remuneration or benefit programmes, arrangements, share schemes or plans. As a UK-based director, you will be paid £83,200 per annum and will also receive the below fees per Committee membership: - Audit & Risk Committee member fee of £23,000 per annum Subject to the paragraph entitled ‘Termination’ below, in the event of termination of your appointment for any reason, you will receive the fees paid pro rata through to your final date as a Non-executive Director of the Company. These payments will be made monthly on or around 15th day of each month and will be pro- rated from the date of your appointment. You will not receive any further fees for membership of, or attendance at, any ad hoc Board or Committee meetings. If, for a reason related to illness, DocuSign Envelope ID: C6F89CE1-569A-49F5-9631-5BB7CD9DEE5D08DEB646 154B C30 B842-1CA3 989B342

National Grid plc, Registered Office: 1-3 Strand, London WC2N 5EH. Registered in England and Wales No. 4031152 3 disability or injury, you are unable to carry out your duties, payment of any fee(s) during any period of incapacity will be at the discretion of the Board. The Company will reimburse you, in accordance with the Articles and any expenses procedures in force, for any reasonable expenses properly incurred in performing your duties. All expenses must be properly documented. Details regarding travel are set out in the Travel Guidelines for Directors document available in the Director Resource Centre on BoardVantage, which may change from time to time. All fees and payments will be made subject to any tax or other deductions required to be made by the Company. Outside interests The Board has noted your other significant commitments. By confirming this appointment, you have agreed that you are able to allocate sufficient time to meet the expectations of your role including appropriate preparation time. It is accepted and acknowledged that you have business interests other than those of the Company. As a condition to your appointment commencing, you are required to declare any such directorships, appointments and interests in writing. Unless specifically authorised to do so by the Board, you will not enter into any legal or other commitment or contract on behalf of the Company. In the event that you become aware of any potential conflicts of interest, these should be disclosed to the Chair and/or the Group General Counsel & Company Secretary as soon as apparent. Where an interest may give rise to a conflict of interest with the Company or any of its subsidiaries or associate companies, the interest and potential conflict will need to be disclosed to the Board and its prior consent obtained. Additionally, if at any time you are considering acquiring any new business interest (including as described in the letter to you regarding initial disclosures on appointment), you should raise the matter initially with Chair and/or the Group General Counsel & Company Secretary; it will then go to the Board for approval at the appropriate time (and if deemed appropriate will be announced publicly). Independent status The Board has determined you to be independent according to the provisions of the UK Corporate Governance Code. As an independent Director it is important that you remain independent in character and judgement. If you become aware of anything that may affect, or could appear to affect, this determination of independence, this should be disclosed to the Chair and/or the Group General Counsel & Company Secretary as soon as apparent. Confidentiality You will, during your appointment and following its termination not disclose or communicate to any person (except as required by law or in the course of the proper performance of your duties under this letter, or with the consent of the Board) nor use for your own account or advantage any private or confidential information in any form whatsoever relating to the Company or any of its subsidiaries or associate companies (“Confidential Information”) which you obtained during your appointment or otherwise. Additionally, you will use your best endeavours to prevent DocuSign Envelope ID: C6F89CE1-569A-49F5-9631-5BB7CD9DEE5D08DEB646 154B C30 B842-1CA3 989B342

National Grid plc, Registered Office: 1-3 Strand, London WC2N 5EH. Registered in England and Wales No. 4031152 4 the unauthorised use or disclosure of any such Confidential Information, other than as required by law or regulatory authority. This restriction will continue to apply after your appointment ends without limit in time but will not apply to information which becomes public, unless through unauthorised disclosure by you. After your appointment ends you will return all documents and information (whether written, visual or electronic) under your control which belong to the Company. Your attention is also drawn to the requirements under both legislation and regulation together with Company policies and procedures as to the disclosure of ‘inside’ or ‘price sensitive’ information. Consequently, you should avoid making any statements that might risk a breach of these requirements without prior clearance from the Chair or the Group General Counsel & Company Secretary. Induction You will be provided with a comprehensive, formal and tailored induction to the Company and its businesses based on your experience and background and on which Committees you are to serve. This will include induction materials and arranging as required. Should you feel you require additional information on any area please contact the Group General Counsel & Company Secretary to arrange this. Review Process The performance of individual directors, the Board and Board Committees is evaluated annually. If, in the interim, there are any matters which cause you concern in relation to your role you should discuss them with the Chair as soon as is appropriate. I will also regularly review and agree your training and development needs. Termination We may terminate your appointment with immediate effect if you: a) commit a material breach of your obligations under this letter; or b) commit any serious or repeated breach or non-observance of your obligations to the Company (which include an obligation not to breach your duties to the Company, whether statutory, fiduciary or common-law); or c) are guilty of any fraud or dishonesty or acted in a manner which, in the opinion of the Company acting reasonably, brings or is likely to bring you or the Company into disrepute or is materially adverse to the interests of the Company; or d) are convicted of any arrestable criminal offence (other than an offence under road traffic legislation in the UK or elsewhere for which a fine or non-custodial penalty is imposed); or e) are declared bankrupt or have made an arrangement with or for the benefit of your creditors; or f) are disqualified from acting as a director On termination of your appointment, you shall at the request of the Company resign from your office as a director of the Company and all offices held by you in any of the Company’s subsidiaries. If there are matters which arise which cause you concern about your role you should discuss them with the Chair. If you have any concerns which cannot be resolved, and you choose to DocuSign Envelope ID: C6F89CE1-569A-49F5-9631-5BB7CD9DEE5D08DEB646 154B C30 B842-1CA3 989B342

National Grid plc, Registered Office: 1-3 Strand, London WC2N 5EH. Registered in England and Wales No. 4031152 5 resign for that, or any other reason, you should provide an appropriate written statement to the Chair for circulation to the Board. Directors’ Liability Insurance The Company has Directors’ and Officers’ liability insurance and currently intends to maintain such cover for the full term of your appointment. A summary of the cover is available to view in the Director Resource Centre on BoardVantage. Independent Professional Advice Occasions may arise when you consider that you need independent professional advice in the furtherance of your duties as a director. Please advise the Group General Counsel & Company Secretary or the Deputy Company Secretary & General Counsel Corporate should you wish to seek such advice. The Company will reimburse reasonable costs incurred in respect of such advice, in accordance with the UK Corporate Governance Code and any relevant Company policy. Disclosure of interests in transactions and Dealings in Shares Under the Companies Act 2006, where a director of a company is in any way, directly or indirectly, interested in a proposed transaction or arrangement with the Company or one that has been entered into by the Company, they must declare the nature and extent of that interest. You may give any such notice at a meeting of the Directors, in writing or by general notice. During the continuance of your appointment you will be expected to comply (and to procure that your closely associated persons, usually spouse and dependent children, comply) where relevant with any rule of law or regulation of any competent authority or of the Company from time to time in force in relation to dealings in shares, debentures and other securities of the Company and ‘inside’ or ‘price sensitive’ information affecting the shares, debentures and other securities of the Company. A copy of the Company’s Share Dealing Policy is provided in the Director Resource Centre on BoardVantage. Governing Law The agreement contained in this letter and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with English law and shall be subject to the exclusive jurisdiction of the English courts. Entire Agreement This appointment letter represents the entire understanding, and constitutes the whole agreement, in relation to your appointment and supersedes any previous agreement between yourself and the Company with respect thereto. Data Protection By signing this letter, you consent to the Company holding and processing information about you for legal, personnel, administrative and management purposes and in particular to the processing of any sensitive personal data (as defined in the Data Protection Act 1998, incorporating the GDPR) in accordance with the Company’s privacy notice as applicable to you as a contractor for these purposes. DocuSign Envelope ID: C6F89CE1-569A-49F5-9631-5BB7CD9DEE5D08DEB646 154B C30 B842-1CA3 989B342

National Grid plc, Registered Office: 1-3 Strand, London WC2N 5EH. Registered in England and Wales No. 4031152 6 You will comply at all times with the Company’s data protection policy, a copy of which is available in the Director Resource Centre on BoardVantage. Please acknowledge receipt and acceptance of the above terms by signing and returning the enclosed copy of this letter. On a personal level, I am delighted that you have agreed to accept this appointment and join the National Grid Board, I look forward to building a good working relationship. Justine Campbell Group General Counsel & Company Secretary For and on behalf of National Grid plc I hereby acknowledge receipt of and accept the terms set out in this letter. Signed ………………………………. Jacqui Ferguson Dated ……………………………….. DocuSign Envelope ID: C6F89CE1-569A-49F5-9631-5BB7CD9DEE5D 8/12/2023 08DEB646 154B C30 B842-1CA3 989B342